                                                              EXHIBIT No. 99.1

October 15, 2001

Investors may contact:
Susan Carr, Bank of America, 704.386.8059
Kevin Stitt, Bank of America, 704.386.5667
Media may contact:
Eloise Hale, Bank of America, 704.387.0013 eloise.hale@bankofamerica.com

Bank of America reports operating earnings of $2.09 billion, or $1.28 per share, in the third quarter


CHARLOTTE - Bank of America Corporation today reported third quarter operating earnings of $2.09 billion, or $1.28 per share (diluted), compared to $2.18 billion, or $1.31 per share, a year ago. Operating earnings increased 3 percent from the second quarter of 2001. The return on common equity was 16.9 percent.

Operating earnings excluded the previously announced $1.25 billion in after-tax costs to exit the auto leasing and subprime real estate lending businesses. Including exit charges, net income for the third quarter was $841 million, or $0.51 per share.

For the first nine months of 2001, operating earnings were $5.98 billion, or $3.66 per share (diluted). This compared to operating earnings of $6.48 billion, or $3.87 per share, reported during the same period in 2000.

"The strength and diversity of our business has enabled us to produce solid bottom line results even in the face of a rapidly declining economy," said Kenneth D. Lewis, chairman and chief executive officer. "Like many other companies who were affected by the tragic events of September 11, we focused on doing the right thing for our customers and associates. While we cannot predict the financial impact of these events on our company, we remain optimistic about the future and that our efforts to build our core businesses will create significant increases in shareholder value over time.

"We continue to successfully execute our customer-focused strategy to attract new customers, and deepen existing customer relationships," continued Lewis. "We are implementing process improvements and reengineering businesses to make our customers' experience with us even better, while at the same time reducing costs. In addition, we are changing measurements and incentives for associates that reward them for building better customer relationships, not just selling products. And we are implementing new tools and technology that help associates manage customer information better to ensure that we continually increase relationship value for our customers."

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Third Quarter Operating Earnings Highlights (compared to a year ago)
--------------------------------------------------------------------

     . The company achieved solid results despite a $421 million increase in provision expense.

     . Net interest income increased 14 percent. The net interest yield increased 68 basis points to 3.78 percent.

     . Consumer-based fee income continued its momentum with growth of 5 percent led by services charges and card fee income due to higher business volumes and increased customer activity.

     . Trading account profits and investment and brokerage service fees showed strong results, up 8 percent and 12 percent, respectively.

     . Average customer deposits grew 5 percent to $307 billion, driven by a 22 percent balance increase in money-market savings.

Revenue
-------

Revenue grew 5 percent to $8.72 billion in the third quarter from the previous year, driven by a significant increase in net interest income.

Fully taxable-equivalent net interest income rose 14 percent to $5.29 billion. The company continued to benefit from falling interest rates and a steepened yield curve, which again allowed it to shed lower yielding assets. Benefits also were achieved from trading activities and higher deposit and equity levels. These factors resulted in a 68 basis point improvement in the net yield to 3.78 percent.

Noninterest income declined 7 percent to $3.43 billion. While the company experienced growth in card fee income and service charges, this growth was more than offset by lower market-related revenue across business lines. In particular, equity investment gains were down $400 million from a year ago.

In connection with the repositioning of the investment portfolio, the company realized $97 million in securities gains.

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Page 3

Efficiency
----------

Noninterest expense increased 4 percent from the prior year. Primary drivers of expenses were increases in marketing related to the company's national brand-building campaign, costs associated with various international activities and increases in professional fees. Direct losses associated with the events of September 11, such as property losses and costs to re-establish business operations, are expected to be substantially covered by insurance. The efficiency ratio was 52.82 percent on an operating basis, an improvement of 19 basis points over a year ago.


Costs Associated With the Exit of Consumer Finance Businesses
-------------------------------------------------------------

In August, the company announced that it was exiting both its auto leasing and subprime real estate lending businesses, because these businesses did not fit its strategic and profitability objectives. To cover the cost of exiting these businesses, the company incurred $1.7 billion in pre-tax ($1.25 billion after-tax) related charges during the third quarter. The components included:

 .    Noninterest expense charges of $1.31 billion, representing goodwill write-offs, adjustments to auto lease residual and subprime real estate servicing asset values and miscellaneous expenses.

 .    A one-time provision expense of $395 million, which combined with existing reserves of $240 million, was used to write the loan portfolio down to estimated market value. As a result, charge-offs of $635 million were recorded. In addition, $21 billion in loans, including $1.2 billion in nonperforming loans, were transferred to assets held for sale as part of the exit initiative, significantly reducing the company's loan portfolio.

Credit Quality
--------------

In line with the company's expectations, credit quality declined as the economy continued to slow.

 .    Net charge-offs were $1.5 billion, or 1.65 percent of loans and leases, up from $435 million, or 0.43 percent, a year ago. The third quarter included $635 million in charge-offs resulting from the exit of the subprime business and $135 million from the sale of problem commercial and consumer loans.

     Excluding exit-related charge-offs, net charge-offs were $856 million, or
     0.95 percent of loans and leases. Commercial charge-offs increased $267 million from a year ago, with growth largely concentrated in the commercial domestic portfolio. Excluding exit-related charge-offs, consumer charge-offs rose $154 million from a year earlier primarily due to an increase in consumer bankcard outstandings and personal bankruptcy filings. On a managed basis, consumer bankcard charge-offs remained consistent with second quarter levels.


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Page 4

 .    The provision for credit losses in the third quarter was $1.3 billion compared to $435 million a year earlier. The provision for credit losses was equal to net charge-offs, excluding the $240 million allowance reduction associated with exiting the subprime lending business. Excluding the exit charge, provision was $856 million.

 .    Nonperforming assets were $4.5 billion, or 1.33 percent of loans, leases and foreclosed properties at September 30, 2001, compared to $4.4 billion, or 1.09 percent, a year earlier. An increase in nonperforming assets in the domestic commercial loan portfolio was offset by the transfer of $1.2 billion of nonperforming loans to assets held for sale as part of the exit of the subprime real estate business. As a result of the loan transfer and the sale of nonperforming loans during the third quarter, nonperforming assets declined 27 percent, or $1.7 billion, from the second quarter.

 .    At September 30, 2001, the allowance for credit losses totaled $6.7 billion, or 1.97 percent of loans and leases, up from 1.67 percent a year ago. The allowance for credit losses represented 162 percent of nonperforming loans, up from 118 percent at June 30, 2001.

Capital Management
------------------

Total shareholders' equity was $50.2 billion at September 30, 2001, up 7 percent from 12 months earlier and representing 7.83 percent of period-end assets of $640 billion. The Tier 1 Capital Ratio rose 63 basis points from September 30, 2000 to 7.95 percent.

During the quarter, Bank of America repurchased 24 million shares, as the company intensified its repurchase program following the events of September 11. Since June 1999, 199 million shares have been repurchased, representing an investment in Bank of America stock of $11.1 billion. As of September 30, 2001, the remaining buyback authority for common stock under the currently authorized program totaled 31 million shares. Average (diluted) common shares outstanding were 1.63 billion in the third quarter, down 2 percent from 1.66 billion a year earlier.

Consumer and Commercial Banking
-------------------------------

Consumer and Commercial Banking (CCB) earned $1.25 billion, essentially unchanged from a year ago, despite a $222 million increase in provision expense. Total revenues grew 6 percent while expenses increased 3 percent from a year ago. Return on equity was 25.7 percent and Shareholder Value Added (SVA) remained steady at $828 million.


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Page 5

Net interest income increased 7 percent over a year ago, as loan and deposit growth was partially offset by the additional cost of the money market savings pricing initiative. Managed loans grew 5 percent, led by consumer loan growth of 16 percent, primarily in residential first mortgage, bankcard and home equity.

Average customer deposits grew 4 percent, led by a 22 percent increase in money market savings account balances. This growth was partially offset by declining balances in time and savings accounts.

Noninterest income was up 4 percent compared to a year ago.

 . Service charges grew 7 percent, reflecting higher business volumes.

 . Card fee income grew 4 percent, reflecting increased purchase volumes in credit and debit cards as well as new account growth.

Global Corporate and Investment Banking
---------------------------------------

Global Corporate and Investment Banking (GCIB) earned $476 million, 8 percent below last year's results. Revenue increased 12 percent to $2.21 billion, offset by a $167 million increase in credit costs and higher expenses. Return on equity was 16.6 percent for the quarter. SVA increased $18 million to $169 million.

Net interest income was up 27 percent from a year ago, primarily driven by increased trading activity. Total trading-related revenue in GCIB was $795 million, up 34 percent, as the company adjusted for the rate environment during the quarter, particularly in interest rate and fixed-income products. Investment and brokerage fees were up 44 percent, as a result of higher equity and stock commissions from increased customer flow.

Investment banking income decreased 19 percent to $305 million from last year. While fixed-income originations were strong compared to a year ago, the demand for synidications, equity products, and merger and acquisition services was weak.

Asset Management
----------------

Asset Management earnings were down 5 percent to $148 million from a year ago. Revenue remained essentially unchanged, reduced by increased credit costs and increased expenses as the company continued investment in this business. Return on equity was 26.8 percent and SVA decreased $17 million to $96 million.

Assets under management grew 2 percent, or $5 billion, over last year to $280 billion, despite the impact of lower stock valuations. This increase was driven by the growth in the Nations Funds family of mutual funds and the addition of Marsico Funds, which the company acquired in the first quarter.


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Page 6

Equity Investments
------------------

Equity Investments reported a loss of $58 million, compared to earnings of $197 million a year earlier. Equity investment gains were $7 million, all in Principal Investing.

One of the world's leading financial services companies, Bank of America is committed to making banking work for customers like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. The company's Web site is www.bankofamerica.com. News, speeches and other corporate information can be found at
www.bankofamerica.com/newsroom.
------------------------------

Additional financial tables are available at www.bankofamerica.com/investor.

NOTE: James H. Hance Jr., vice chairman and chief financial officer, will discuss third quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a Webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor.

Forward Looking Statements
--------------------------
This press release contains forward-looking statements with respect to the financial conditions and results of operations of Bank of America, including, without limitation, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) costs or difficulties related to the integration of acquisitions are greater than expected; 4) general economic conditions, internationally, nationally or in the states in which the company does business, including the impact of the events of September 11, 2001 and the energy crisis, are less favorable than expected; 5) changes in the interest rate environment reduce interest margins and affect funding sources; 6) changes in market rates and prices may adversely affect the value of financial products; 7) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; and 8) decisions to downsize, sell or close units or otherwise change the business mix of the company. For further information, please refer to the Bank of America reports filed with the SEC.

Bank of America

                                                                               Three months                    Nine months
                                                                            Ended September 30              Ended September 30
                                                                      -----------------------------   ------------------------------
                                                                          2001            2000           2001              2000
                                                                      -----------     -------------   ------------  ----------------

(Dollars in millions, except per share data; shares in thousands)

Financial Summary - operating basis/(1)/
-----------------------------------------

Operating earnings..................................................  $     2,091     $     2,175     $    5,984    $     6,478
  Operating earnings per common share...............................         1.31            1.33           3.73           3.91
  Diluted operating earnings per common share.......................         1.28            1.31           3.66           3.87

Cash basis earnings/(2)/............................................        2,310           2,390          6,649          7,128
  Cash basis earnings per common share..............................         1.44            1.46           4.14           4.31
  Cash basis diluted earnings per common share......................         1.41            1.44           4.07           4.26
Dividends per common share..........................................         0.56            0.50           1.68           1.50
Closing market price per common share...............................        58.40           52.38          58.40          52.38
Average common shares issued and outstanding........................    1,599,692       1,639,392      1,603,340      1,654,013
Average diluted common shares issued and outstanding................    1,634,063       1,661,031      1,632,928      1,674,748

Summary Income Statement - operating basis/(1)/
----------------------------------------------
(Taxable-equivalent basis)

Net interest income.................................................  $     5,290     $     4,642     $   15,128    $    13,913
Noninterest income..................................................        3,429           3,675         10,950         11,254
                                                                      -----------     -----------     ----------    -----------
Total revenue.......................................................        8,719           8,317         26,078         25,167
Provision for credit losses.........................................         (856)           (435)        (2,491)        (1,325)
Gains on sales of securities........................................           97              11             82             23
Other noninterest expense...........................................       (4,606)         (4,410)       (14,081)       (13,446)
                                                                      -----------     -----------     ----------    -----------
Operating income before income taxes................................        3,354           3,483          9,588         10,419
Income taxes - including taxable-equivalent basis adjustment........        1,263           1,308          3,604          3,941
                                                                      -----------     -----------     ----------    -----------
Operating net income................................................  $     2,091     $     2,175     $    5,984    $     6,478
                                                                      ===========     ===========     ==========    ===========

Summary Average Balance Sheet
-----------------------------

Loans and leases....................................................  $   357,726     $   402,763     $  376,261    $   390,296
Managed loans and leases/(3)/.......................................      376,413         387,772        396,381        392,898
Securities..........................................................       58,930          83,728         56,637         85,792
Earning assets......................................................      557,108         597,248        562,038        581,029
Total assets........................................................      642,184         685,017        648,789        669,598
Deposits............................................................      363,328         356,734        360,793        351,863
Shareholders' equity................................................       49,202          47,735         48,597         46,962
Common shareholders' equity.........................................       49,134          47,660         48,528         46,886

Performance Indices - operating basis /(1)/
------------------------------------------

Return on average assets............................................         1.29  %         1.26  %        1.23  %        1.29  %
Return on average common shareholders' equity.......................        16.87           18.15          16.48          18.45
Efficiency ratio....................................................        52.82           53.01          53.99          53.42

Cash basis return on average assets/(2)/............................         1.43            1.39           1.37           1.42
Cash basis return on average shareholder's common equity/(2)/.......        18.64           19.94          18.31          20.30
Cash basis efficiency ratio/(2)/....................................        50.32           50.43          51.44          50.84

Net interest yield..................................................         3.78            3.10           3.59           3.20
Shareholder value added ............................................  $       824     $       953     $    2,293    $     2,916

Credit Quality
--------------

Net charge-offs/(4)/................................................  $     1,491     $       435     $    3,050    $     1,325
  % of average loans and leases.....................................         1.65  %         0.43  %        1.08  %        0.45  %
Managed bankcard net charge-offs as a % of average
  managed bankcard receivables......................................         4.81            4.16           4.71           4.79

As Reported
-----------

Net Income..........................................................  $       841     $     1,829     $    4,734    $     6,132
  Earnings per common share.........................................         0.52            1.11           2.95           3.70
  Diluted earnings per common share.................................         0.51            1.10           2.90           3.66
Return on average shareholder's common equity.......................         6.78  %        15.25  %       13.03  %       17.46  %


(1) Operating basis excludes provision for credit losses of $395 million and noninterest expense of $1.3 billion related to the exit of certain consumer finance businesses in the third quarter of 2001 and restructuring charges of $550 million in the third quarter of 2000.
(2) Cash basis calculations exclude goodwill and other intangible amortization expense.
(3) Prior periods have been restated for comparability (e.g. acquisitions, divestitures, sales and securitizations).
(4) Net charge-offs includes $635 million related to the exit of certain consumer finance businesses in the third quarter of 2001. Excluding these charge-offs, the net charge-off ratio for the third quarter of 2001 would be 0.95%.

Bank of America                        - Continued


(Dollars in millions, except per share data; shares in thousands)

                                                                            September 30
                                                                    ---------------------------
                                                                        2001            2000
                                                                    ----------------------------
Balance Sheet Highlights
------------------------

Loans and leases..................................................  $   339,018    $  402,592
Securities........................................................       75,964        81,103
Earning assets....................................................      539,249       584,352
Total assets......................................................      640,105       671,725
Deposits..........................................................      359,870       353,988
Shareholders' equity..............................................       50,151        46,859
Common shareholders' equity.......................................       50,084        46,785
    Per share.....................................................        31.66         28.69

Total equity to assets ratio (period end).........................         7.83 %        6.98 %

Risk-based capital ratios:
     Tier 1.......................................................         7.95          7.32
     Total........................................................        12.12         10.80

Leverage ratio....................................................         6.59          6.06

Period-end common shares issued and outstanding                       1,582,129     1,630,824

Allowance for credit losses.......................................  $     6,665    $    6,739
Allowance for credit losses as a % of loans and leases............         1.97 %        1.67 %
Allowance for credit losses as a % of nonperforming loans.........          162           161
Nonperforming loans...............................................  $     4,119    $    4,177
Nonperforming assets /(5)/.......................................         4,523         4,403
Nonperforming assets as a % of:
     Total assets.................................................          .71 %         .65 %
     Loans, leases and foreclosed properties......................         1.33          1.09

Other Data
----------

Full-time equivalent employees....................................      143,824       146,346
Number of banking centers.........................................        4,274         4,419
Number of ATM's...................................................       13,009        12,840




BUSINESS SEGMENT RESULTS - operating basis /(1)/
Three months Ended September 30, 2001

                                                                                     Operating    Avg Loans      Return on
                                                                    Total Revenue     Earnings    and Leases      Equity
                                                                    -------------  -------------- ----------     ---------
Consumer and Commercial Banking...................................  $     5,369    $    1,253     $ 182,792          25.7 %
Asset Management..................................................          609           148        24,631          26.8
Global Corporate and Investment Banking...........................        2,208           476        76,643          16.6
Equity Investments................................................          (54)          (58)          468          (9.4)
Corporate Other...................................................          587           272        73,192           n/m



n/m = not meaningful


(5) In the third quarter of 2001, $1.2 billion of nonperforming subprime real estate loans were transferred to loans held for sale as a result of the exit of certain consumer finance businesses.